Exhibit 4.6

Catherine Rodriguez, Esq. P.A. 1320 South Dixie Highway, Suite 1275 Coral Gables, FL 33146 Tel: 305-776-0551 Attn: Catherine Rodriguez, Esq.	INVOICE DATE: March 12, 2007

To: Cobalis 2445 McCabe Way Irvine, CA 92614 ATTN: Chas Radovich	Ship To:

SALESPERSON	P.O. NUMBER	DATE SHIPPED	SHIPPED VIA	F.O.B. POINT	TERMS
Described Below

QUANTITY	DESCRIPTION	UNIT PRICE	AMOUNT

Litigation Legal Services
Balance Due

Litigation Legal Services
Retainer Future Work

Note: All services provided were for litigation management, strategic planning & general business operations for the company.

			$22,461 $27,538
SUBTOTAL DATE Shipping & Handling			$50,000
TOTAL DUE			$50,000

If you have any questions concerning this invoice, please contact Catherine Rodriguez at (305) 788-8335.

THANK YOU FOR YOUR BUSINESS!

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